QUEST DIAGNOSTICS ANNOUNCES PRELIMINARY SECOND QUARTER 2020 FINANCIAL RESULTS

SECAUCUS, N.J., July 13, 2020 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today preliminary financial results for the second quarter ended June 30, 2020. The results reflect stronger than forecasted recovery in base testing volumes (excluding COVID-19 molecular and antibody testing) as well as growing demand for COVID-19 testing services.

Preliminary second quarter 2020 reported revenue is expected to be approximately $1.83 billion, a decline of approximately 6% versus the 2019 period. Volume, measured by the number of requisitions, declined approximately 18% versus the prior year. Testing volumes in the company’s base business (excluding COVID-19 molecular and antibody testing) declined approximately 34% versus the prior year.

Preliminary reported diluted earnings per share from continuing operations ("EPS") for the second quarter 2020 is expected to be between $1.33 and $1.36 compared to $1.51 in 2019. Preliminary adjusted diluted EPS for the second quarter 2020 is expected to be between $1.39 and $1.42 compared to $1.73 in 2019 and excludes $65 million that the company received in the second quarter of 2020 from the initial tranche of funds that were appropriated to healthcare providers under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") for expenses or lost revenues that are attributable to the COVID-19 pandemic. Both preliminary reported and adjusted diluted EPS exclude any proceeds that we may receive from the secondary tranche of funds distributed to healthcare providers under the CARES Act.

The company will report second quarter 2020 results on Thursday, July 23, 2020 and conduct a conference call at which time it will provide further detail on second quarter performance as well as updates on the impact of the COVID-19 pandemic.

The company continues to believe that the pandemic’s impact on its future operating results, cash flows and/or financial condition will be primarily driven by: the pandemic’s severity and duration; the pandemic’s impact on the U.S. healthcare system and the U.S. economy; and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic which are drivers beyond the company’s knowledge and control.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of non-GAAP adjusted measures to GAAP measures.

Second Quarter 2020 Earnings Release Scheduled for July 23, 2020

The company will report second quarter 2020 results on Thursday, July 23, 2020, before the market opens. It will hold its quarterly conference call to discuss the results beginning at 8:30 a.m. Eastern Time on that day.

The conference call can be accessed by dialing 888-455-0391 within the U.S. and Canada, or 773-756-0467 internationally, using the passcode: “7895081.” The earnings release and live webcast will be posted on www.QuestDiagnostics.com/investor. The company suggests participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-566-0435 for domestic callers or 402-998-0605 for international callers; no passcode is required. Telephone replays will be available from approximately 10:30 a.m. Eastern Time on July 23, 2020 until midnight Eastern Time on August 6, 2020.

Anyone listening to the call is encouraged to read the company’s periodic reports on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 47,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

About COVID-19 Testing at Quest Diagnostics

Quest Diagnostics is at the forefront of the response to the COVID-19 pandemic, working to broaden access to laboratory insights to help us all lead healthier lives. We provide both molecular diagnostic and antibody serology tests to aid in the diagnosis of COVID-19 and immune response. Our COVID-19 test services are based on tests that have received Food and Drug Administration ("FDA") emergency use authorization ("EUA") and which also meet our high standards for quality. We are providing these test services under the Public Readiness and Emergency Preparedness Act. We provide data on COVID-19 testing to various federal and state public health authorities, including the Centers for Disease Control and Prevention, and participate in studies with government and private institutions, aiding COVID-19 public health response and research. Through our team of dedicated phlebotomists, air fleet team, couriers and laboratory professionals, Quest Diagnostics works hard every day to help patients and communities across the United States access quality COVID-19 testing.

The antibody tests and the molecular tests (together "All tests") have not been FDA cleared or approved. All tests have been authorized by the FDA under EUAs for use by authorized laboratories. The antibody tests have been authorized only for the detection of IgG antibodies against SARS-CoV-2, not for any other viruses or pathogens. The molecular tests have been authorized only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens. All tests are only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 under 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner.

For more information about the latest developments with our COVID-19 testing, visit: newsroom.questdiagnostics.com/COVIDTestingUpdates

This press release contains estimates for the company’s financial results for the second quarter ended June 30, 2020 and may contain other forward-looking statements (i.e., statements which are not historical facts). Actual results for the second quarter ended June 30, 2020 may differ from those indicated as a result of financial closing procedures, final adjustments and other developments that may arise between the date of this announcement and when results for the second quarter ended June 30, 2020 are finalized, as well as other risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports. We undertake no obligation to update information contained in this release.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

The following tables reconcile reported GAAP results to non-GAAP adjusted results:

Three Months Ended June 30, 2020:	Low	High
Diluted EPS from continuing operations	$1.33	$1.36
Restructuring and integration charges (a)	0.06	0.06
COVID-19 impact (b)	(0.13)	(0.13)
Amortization expense (c)	0.16	0.16
ETB	(0.03)	(0.03)
Adjusted diluted EPS from continuing operations	$1.39	$1.42

Three Months Ended June 30, 2019:
Diluted EPS from continuing operations	$1.51
Restructuring and integration charges (a)	0.14
Other (d)	(0.04)
Amortization expense (c)	0.16
ETB	(0.04)
Adjusted diluted EPS from continuing operations	$1.73

a.For the three months ended June 30, 2020 and 2019, represents the impact of costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

b.For the three months ended June 30, 2020, represents the impact of certain items resulting from the COVID-19 pandemic including $65 million of income recognized attributable to the receipt of the initial tranche of funds from the government that were appropriated to healthcare providers under the CARES Act, partially offset by expense associated with a one-time payment to eligible employees to help offset expenses they incurred as a result of COVID-19, certain asset impairment charges, and incremental costs incurred primarily to protect the health and safety of the company's employees and customers. Income tax impacts, where recorded, were primarily calculated using a combined statutory income tax rate of 25.5%.

c.Represents the impact of amortization expense. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

d.For the three months ended June 30, 2019, the impact represents a pre-tax gain associated with the decrease in the fair value of the contingent consideration accrual associated with a previous acquisition. There was no net income tax expense associated with the gain as it is non-taxable.

3